EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Dated as of June 11, 2008

Between

VERIDEX, LLC

and

IMMUNICON CORPORATION,

IMMUNIVEST CORPORATION,

IMMC HOLDINGS, INC.,

and

IMMUNICON EUROPE, INC.

TABLE OF CONTENTS

			Page
ARTICLE I

THE ASSET SALE

Section	1.01.	The Asset Sale	2
Section	1.02.	Purchased Assets and Excluded Assets	2
Section	1.03.	Assumed Liabilities and Excluded Liabilities	5
Section	1.04.	Assigned Contracts	7
Section	1.05.	Closing	8

ARTICLE II

THE PURCHASE PRICE

Section	2.01.	Purchase Price	8
Section	2.02.	Escrow Accounts	9
Section	2.03.	Foreign Implementing Agreements	9
Section	2.04.	Post-Closing Purchase Price Adjustment	9

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section	3.01.	Representations and Warranties of the Seller Corporations	11
Section	3.02.	Representations and Warranties of Buyer	23

ARTICLE IV

COVENANTS RELATING TO THE CONDUCT OF BUSINESS

Section	4.01.	Conduct of Business by the Seller Corporations	24
Section	4.02.	Other Actions	27
Section	4.03.	Advice of Changes; Filings	27
Section	4.04.	Certain Tax Matters	28
Section	4.05.	Certain Bankruptcy Matters	28
Section	4.06.	No Solicitation	29

ARTICLE V

ADDITIONAL COVENANTS

Section	5.01.	Access to Information; Confidentiality	31

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Section	5.02.	Commercially Reasonable Efforts	31
Section	5.03.	Public Announcements	32
Section	5.04.	Fees and Expenses	33
Section	5.05.	Additional Agreements	33
Section	5.06.	Employee Matters	33
Section	5.07.	Corporate Name	35
Section	5.08.	Kreatech Capital Stock	35

ARTICLE VI

CONDITIONS PRECEDENT

Section	6.01.	Conditions to Each Party’s Obligation to Effect the Asset Sale	36
Section	6.02.	Conditions to the Obligations of Buyer	36
Section	6.03.	Conditions to the Obligations of the Seller Corporations	38
Section	6.04.	Frustration of Closing Conditions	38

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section	7.01.	Termination	38
Section	7.02.	Effect of Termination	40
Section	7.03.	Break-up Fee and Expense Reimbursement	40
Section	7.04.	Conditions for Payment of Break-up Fee and Expense Reimbursement	40
Section	7.05.	Credit Bid	41
Section	7.06.	Payment of Break-up Fee and Expense Reimbursement	41
Section	7.07.	Payment of Deposit	41
Section	7.08.	Amendment	42
Section	7.09.	Extension; Waiver	42

ARTICLE VIII

MISCELLANEOUS

Section	8.01.	Notices	42
Section	8.02.	Definitions	43
Section	8.03.	Assignment	49
Section	8.04.	Entire Agreement; No Third-Party Beneficiaries	50
Section	8.05.	Confidentiality; Return of Information	50
Section	8.06.	Release	50
Section	8.07.	Governing Law	51
Section	8.08.	Specific Enforcement	51
Section	8.09.	Consent to Jurisdiction	51
Section	8.10.	Waiver of Jury Trial	51
Section	8.11.	Interpretation	51

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Section	8.12.	Consents and Approvals	52
Section	8.13.	Counterparts	52
Section	8.14.	Severability	52
Section	8.15.	Survival of Representations and Warranties	52

SCHEDULES

Schedule A	Assigned Contracts
Schedule B	Excluded Assets

EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Assignment & Assumption Agreement
Exhibit C	Bidding Procedures
Exhibit D	Sale Order
Exhibit E	Bidding Procedures Order
Exhibit F	Consulting Agreement

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ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 11, 2008, by and between VERIDEX, LLC, a Delaware limited liability company (“Buyer”), IMMUNICON CORPORATION, a Delaware corporation (the “Company”), as a debtor and debtor-in-possession under chapter 11 of title 11 of the United States Code, §§101, et seq. (as amended, the “Bankruptcy Code”), IMMUNIVEST CORPORATION, a Delaware corporation and a wholly owned Subsidiary of the Company, as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, IMMC HOLDINGS, INC., a Delaware corporation and a wholly owned Subsidiary of the Company, as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code and IMMUNICON EUROPE, INC., a Delaware corporation and a wholly owned Subsidiary of the Company, as a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code.

WHEREAS the Company and its Subsidiaries (collectively, the “Seller Corporations”) are engaged in the business of developing, manufacturing, marketing and selling cell-based diagnostic and research products;

WHEREAS on June 11, 2008, each of the Seller Corporations filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS the Seller Corporations own the Purchased Assets and, upon the terms and conditions set forth in this Agreement and pursuant to Sections 363 and 365 of the Bankruptcy Code, each of the Seller Corporations desires to transfer, sell, convey, assign and deliver to Buyer, and Buyer desires to purchase, acquire and accept, the Purchased Assets free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances);

WHEREAS upon the terms and conditions set forth in this Agreement and pursuant to Sections 363 and 365 of the Bankruptcy Code, Buyer is willing to assume, and each of the Seller Corporations desires to assign and transfer to Buyer, the Assumed Liabilities;

WHEREAS Buyer and each of the Seller Corporations contemplates that this Agreement shall serve as the “Stalking Horse Bid” in each of the Bankruptcy Cases and be subject to higher or otherwise better offers pursuant to the Bidding Procedures; and

WHEREAS Buyer and each of the Seller Corporations desires to consummate the Asset Sale as promptly as practicable after the commencement of the Bankruptcy Cases and the entry of the Sale Order by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Asset Sale

Section 1.01. The Asset Sale. (a) Pursuant to Sections 363 and 365 of the Bankruptcy Code, and upon the terms and subject to the conditions set forth in this Agreement, at the Closing the Seller Corporations shall transfer, sell, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Seller Corporations, free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances), all of the Seller Corporations’ right, title and interest in, to and under the Purchased Assets for (i) the Total Consideration and (ii) the assumption of the Assumed Liabilities. The purchase and sale of the Purchased Assets (including the assumption and assignment of the Assigned Contracts) and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Asset Sale”.

(b) The transfer, sale, conveyance and assignment of the Purchased Assets shall be effectuated by the execution and delivery at the Closing by the Seller Corporations of one or more bills of sale, substantially in the form attached hereto as Exhibit A (the “Bills of Sale”), together with any reasonably necessary transfer declarations or other filings, and such other instruments of transfer, conveyance and assignment as Buyer shall reasonably request to vest in Buyer good and valid title to the Purchased Assets, in form and substance as Buyer shall reasonably request, including assignments regarding all Intellectual Property Rights of the Seller Corporations (including the execution and delivery at the Closing by the Seller Corporations of (x) a general assignment of all patents and patent applications to Buyer and (y) a general assignment of all trademarks and trademark applications to Buyer or an Affiliate of Buyer as may be specified by Buyer). Pursuant to this Agreement, the Seller Corporations will not sell to Buyer, and Buyer will not purchase, any of the Excluded Assets.

(c) At the Closing, the Seller Corporations shall assign and transfer to Buyer, and Buyer shall assume, the Assumed Liabilities by the execution and delivery at the Closing by Buyer and the Seller Corporations of one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreements”). Notwithstanding any other provision in this Agreement to the contrary, Buyer will assume only the Assumed Liabilities and will not assume any other Liability of the Seller Corporations (or any predecessor of the Seller Corporations or any prior owner of all or part of the Seller Corporations’ businesses, assets or properties) of whatever nature, whether presently in existence or arising hereafter.

(d) At least five business days prior to the Closing Date, Buyer and the Company (on behalf of itself and the other Seller Corporations) shall mutually agree on a reasonable and good faith estimate of the Net Settlement Amount (the “Estimated Net Settlement Amount”).

Section 1.02. Purchased Assets and Excluded Assets. (a) The term “Purchased Assets” means all the business, properties, assets, goodwill, rights and claims of the Seller Corporations, of whatever kind and nature, real or personal, tangible or intangible, owned, leased, used or licensed by the Seller Corporations on the Closing Date, other than the Excluded Assets, including:

(i) all leaseholds interests and all prepaid rent, security deposits and options to renew or purchase, in each case with respect to the properties set forth on Section 1.02(a)(i) of the Company Disclosure Schedule (collectively, the “Transferred Leases”);

(ii) all inventory, wherever located, including raw materials, packaging materials and supplies, work-in-progress and finished goods that are owned, leased or licensed by the Seller Corporations, including inventory held at any location controlled by any of the Seller Corporations, inventory previously purchased and in transit and any inventory paid for but not yet delivered or received by any of the Seller Corporations (collectively, the “Transferred Inventory”);

(iii) all other tangible property and interests therein, wherever located, including all apparatus, materials, furniture, office supplies, fixtures, furnishings, equipment, vehicles, tools, toolings, machinery, manufactured and purchased parts, spare parts and accessories and other items of tangible personal property owned, leased, used or licensed by the Seller Corporations, including the assets set forth on Section 1.02(a)(iii) of the Company Disclosure Schedule, and including tangible property held at any location controlled by any of the Seller Corporations, tangible property previously purchased and in transit and any tangible property held by a customer or prospective customer of any of the Seller Corporations;

(iv) all accounts, accounts receivable and other rights to payment (including notes receivable) of the Seller Corporations, pre-paid expenses, advance payments, prepayments, security deposits, deferred charges, letters of credit and other deposits included in pre-paid assets (excluding deposits related to Contracts that are not Assigned Contracts) or rights of payment (including rights to insurance proceeds in respect of any Purchased Asset or Assumed Liability), in each case, of the Seller Corporations, and any claim, cause of action, remedy or right related to the foregoing;

(v) all Intellectual Property Rights of the Seller Corporations (including all related documentation and data in all forms and formats in which it exists), including, for the avoidance of doubt, all rights in the name “Immunicon”;

(vi) all computers, computer hardware, computer support equipment and software, telephone and communication systems, security systems, accounting systems, email addresses, databases, source codes, user manuals and master disks of source codes and other proprietary information, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis) or specific, unique-to-the-business usage, in each case owned, leased, used or licensed by any of the Seller Corporations;

(vii) all Permits issued to, owned, used or possessed by the Seller Corporations, including any pending application of any of the Seller Corporations to a Governmental Entity for or with regard to a Permit, in each case to the extent transferable under applicable law;

(viii) all Contracts set forth on Schedule A hereto (as such Schedule may be amended pursuant to Section 1.04) (the “Assigned Contracts”);

(ix) all rights in and to products sold (including products returned after the Closing and rights of rescission, replevin and reclamation) by the Seller Corporations;

(x) all rights, claims, credits, causes of action or rights of set-off of any of the Seller Corporations to the extent relating to any Purchased Asset or any Assumed Liability, whether choate or inchoate, known or unknown, contingent or non-contingent, including, to the extent transferable, all claims pursuant to guarantees, representations, warranties, indemnities and similar rights made by suppliers, manufacturers, contractors and other third parties in favor of any of the Seller Corporations in respect of any other Purchased Asset or any Assumed Liability;

(xi) all customer, vendor and supplier lists, other distribution lists, files, documents and correspondence relating to customers, suppliers and vendors of the business, sales and promotional literature, manuals, equipment and products drawings, blueprints and schematics and all other business, financial, accounting and tax records, files, books and documents (including books of account, ledgers, general records, files, invoices, billing records and regulatory records), in each case, in any form or medium, of the Seller Corporations;

(xii) all Registration Information (including in relation to pending applications and applications that are in the process of being prepared by any of the Seller Corporations or their respective Affiliates for Product Registrations) of the Seller Corporations, in each case to the extent transferable under applicable law;

(xiii) all assets of or relating to any Company Benefit Plan that (A) are transferred to any employee benefit plan maintained by Buyer or any of its Affiliates as expressly provided in Section 5.06 or (B) transfer automatically to Buyer or any of its Affiliates either pursuant to applicable law or in connection with the assumption of any Assumed Benefit Plan (collectively, the “Transferred Benefit Plan Assets”); and

(xiv) (A) if any or all of the legal or beneficial interests in the share capital of Kreatech Holding B.V. held by any Seller Corporation and any rights or claims associated therewith (the “Kreatech Capital Stock”) are sold, transferred, assigned or otherwise disposed of on or prior to the Closing Date, 75% of the proceeds (in whatever form received) from such sale, transfer, assignment or other disposition and (B) if any or all of the Kreatech Capital Stock is owned by any Seller Corporation following the Closing Date, the right to receive 75% of the proceeds (in whatever form received) from any sale, transfer, assignment or other disposition of such Kreatech Capital Stock at any time and from time to time after the Closing Date (the proceeds in clauses (a) and (b) collectively, the “Acquired Kreatech Sale Proceeds”).

(b) The term “Excluded Assets” means:

(i) any legal or beneficial interests in the share capital of any Affiliate of any Seller Corporation (including the capital stock of any Seller Corporation), including associated stock registers and similar records;

(ii) all rights, title and interests of the Seller Corporations in the Kreatech Capital Stock, other than the Acquired Kreatech Sale Proceeds;

(iii) all tax losses and tax loss carry forwards of the Seller Corporations and rights to receive refunds, credits and credit carry forwards with respect to any taxes of the Seller Corporations;

(iv) any Contract that is not an Assigned Contract;

(v) any leasehold interest or other interest in real property of the Seller Corporations that is not in respect of the Transferred Leases;

(vi) the properties and assets listed or described on Schedule B;

(vii) all assets of or relating to any Company Benefit Plan, other than the Transferred Benefit Plan Assets;

(viii) all actions arising under Sections 544-550 of the Bankruptcy Code and all proceeds thereof;

(ix) all cash, cash equivalents and short-term investments as of the Closing Date, other than the Acquired Kreatech Sale Proceeds; and

(x) all rights of the Seller Corporations under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement, including the Foreign Implementing Agreements (the “Transaction Documents”).

Section 1.03. Assumed Liabilities and Excluded Liabilities. (a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume only the following Liabilities of the Seller Corporations, in each case, except to the extent any of such Liabilities are Excluded Liabilities (the “Assumed Liabilities”):

(i) all Liabilities under the Assigned Contracts (A) relating to periods beginning after the Closing Date or (B) arising after the Closing;

(ii) all Liabilities relating to or arising from the ownership of the Purchased Assets after the Closing Date;

(iii) all Liabilities of the Seller Corporations in respect of trade credit (other than trade credit that was not paid within 60 days of being incurred) relating to the Transferred Inventory or research and development supplies constituting Purchased Assets, in each case incurred in the ordinary course of business prior to the Closing (the “Assumed Inventory Trade Credit”); and

(iv) all Liabilities with respect to the Transferred Employees relating to employment or employee benefits that Buyer has specifically agreed to assume pursuant to this Agreement (the “Covered Employee Liabilities”).

(b) Excluded Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume or be liable for any Liabilities of the Seller Corporations, of any kind (whether or not asserted, accrued, contingent, at law or in equity or otherwise (including any Liability based on successor liability theories), scheduled or evidenced by a filed proof of claim or other form of writing evidencing such claim filed in the Bankruptcy Cases, secured, unsecured, priority or administrative), other than the Assumed Liabilities (the “Excluded Liabilities”), including any of the following:

(i) all Liabilities of the Seller Corporations under Assigned Contracts (A) relating to periods ending on or prior to the Closing Date or (B) arising prior to the Closing;

(ii) any Liability of any of the Seller Corporations to the extent that it relates to, or to the extent that it arises out of, any Excluded Asset (including Liabilities under any Contract of any of the Seller Corporations that is not an Assigned Contract), whether accruing prior to, at or after the Closing;

(iii) all Liabilities of any of the Seller Corporations for taxes (including, for the avoidance of doubt, all sales, value added, transfer and similar taxes imposed by reason of the Asset Sale);

(iv) all Liabilities for Indebtedness of the Seller Corporations;

(v) all fees, commissions, expenses and other Liabilities owing to any broker, investment banker, financial advisor, outside counsel, auditing firm or consultant retained by or on behalf of any Selling Corporation, whether relating to the transactions contemplated by this Agreement or otherwise;

(vi) all Liabilities relating to employment or employee benefits, other than the Covered Employee Liabilities;

(vii) all suits, claims, actions, arbitrations, investigations or proceedings (“Litigation”) and all Liabilities arising in connection therewith in respect of the conduct of the business of any of the Seller Corporations prior to the Closing (including any Litigation in respect of any workers’ compensation matters and all Liabilities arising in connection therewith);

(viii) all Liabilities of the Seller Corporations in respect of accounts payable or trade credit that does not constitute Assumed Inventory Trade Credit; and

(ix) except to the extent expressly assumed under Section 1.03(a), all Liabilities relating to or arising from the ownership of the Purchased Assets before the Closing Date.

Section 1.04. Assigned Contracts. (a) At the Closing, the Seller Corporations shall, pursuant to the Sale Order, the Assignment and Assumption Agreements and other transfer and assignment documents reasonably requested by Buyer, assume and sell and assign to Buyer, the Assigned Contracts.

(b) Notwithstanding anything herein to the contrary, (i) at any time during the period commencing on the date of this Agreement and ending on the date that is 45 days after the date of this Agreement (the “Designation Period”), Buyer may (A) amend Schedule A hereto and, by doing so, designate any Pending Contract not then listed on Schedule A as an Assigned Contract and (B) designate any Pending Contract as an Excluded Asset, in either case by notifying the Company in writing of such designation at any time on or before the last day of the Designation Period and (ii) in the event an Auction is conducted in accordance with the Bidding Procedures, at any time during the Auction Buyer may further amend Schedule A hereto to designate any Contract previously designated as an Excluded Asset as an Assigned Contract. Any Pending Contract not designated by Buyer as an Assigned Contract or an Excluded Asset on or before the last day of the Designation Period shall be deemed to be an Excluded Asset for all purposes under this Agreement (unless such Contract is later designated by Buyer as an Assigned Contract during the Auction in accordance with clause (ii) of the immediately preceding sentence). Any Pending Contract designated as an Assigned Contract or an Excluded Asset, as applicable, under this Section 1.04(b) shall be understood and agreed to be an Assigned Contract or Excluded Asset, as applicable, for all purposes under this Agreement as if such Pending Contract were an Assigned Contract or Excluded Asset, as applicable, on the date of this Agreement.

(c) The Bidding Procedures Order shall provide that the counterparty to each Assigned Contract and Pending Contract to which any Seller Corporation is a party or by which any Seller Corporation or any of its assets or properties are bound shall be provided adequate notice of assignment and assumption and the proposed Cure Amount as set forth in such Seller Corporation’s books and records.

(d) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract which, after giving effect to the provisions of Section 365 of the Bankruptcy Code, is not assignable or transferable without the consent of any Person, other than the Seller Corporations, any of their respective Affiliates or Buyer, to the extent that such consent shall not have been given prior to the Closing, provided, however, that each Seller Corporation shall use, whether before or after the Closing, reasonable best efforts to obtain all necessary consents to the assignment and transfer thereof, it being understood that, to the extent the foregoing shall require any action by any Seller Corporation that would, or would continue to, have an adverse effect on the business of Buyer or any of its Affiliates after the Closing, such action shall require the prior written consent of Buyer.

(e) With respect to any Assigned Contract that is not included in the Purchased Assets or assigned to Buyer by reason of Section 1.04(d) (the “Nonassigned Contracts”), the applicable Selling Corporation shall continue after the Closing to use its reasonable best efforts to obtain the requisite consents to the assignment and transfer thereof as provided in Section 1.04(d); provided that until such requisite consents are obtained and the foregoing is transferred and assigned to Buyer or until such Nonassigned Contract becomes an Excluded Asset pursuant to this Section 1.04(e), the Seller Corporations shall (and shall cause their respective

Affiliates to) cooperate in any lawful or reasonable arrangement reasonably proposed by Buyer under which Buyer shall enjoy the beneficial interest of the economic claims, rights and benefits and perform the obligations under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Upon obtaining the requisite third-party consents with respect to any Nonassigned Contracts, such Contracts shall be transferred and assigned to Buyer hereunder. Notwithstanding anything to the contrary set forth herein, to the extent that any Assumed Liability relates to any Nonassigned Contract, such Assumed Liability shall be deemed to be an Excluded Liability unless and until such Nonassigned Contract is transferred and assigned to Buyer, or unless Buyer obtains the benefit (but solely to the extent of such benefit) of such Nonassigned Contract under this Section 1.04(e). Notwithstanding the foregoing, if any Final Order provides that any Nonassigned Contract shall not be transferable and assignable to Buyer, such Nonassigned Contract shall be deemed to be an Excluded Asset for all purposes under this Agreement.

Section 1.05. Closing. The closing of the Asset Sale (the “Closing”) shall take place at 10:00 a.m., New York City time, on a date to be specified by the parties hereto, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the Company and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

ARTICLE II

The Purchase Price

Section 2.01. Purchase Price. Promptly following the execution of this Agreement, Buyer shall deposit $3,308,750 (the “Deposit”) by wire transfer of immediately available funds to a commercial bank account with a commercial bank selected by Buyer and reasonably acceptable to the Company (the “Escrow Agent”) under the escrow agreement entered into by and among Buyer, the Company and the Escrow Agent on the date hereof (the “Escrow Agreement”). At the Closing, Buyer shall (a) pay an amount equal to (x) the Closing Date Consideration less (y) the Deposit and all interest accrued thereon (the “Deposit Property”) to the Company by wire transfer in immediately available funds in accordance with written instructions given by the Company to Buyer not less than three business days prior to the Closing, (b) direct the Escrow Agent to release the Deposit and all interest accrued thereon to the Company in accordance with the terms of the Escrow Agreement, (c) pay the applicable portion of the Closing Cure Liability Amount payable to each of the Resolved Cure Parties by wire transfer in immediately available funds in accordance with written instructions given by the Company to Buyer not less than three business days prior to Closing and (d) deposit an aggregate amount equal to the amount asserted as being required to cure all defaults under all Assigned Contracts in accordance with Section 365 of the Bankruptcy Code in a writing or writings filed in the Bankruptcy Court on or before the deadline set forth in the Bidding Procedures Order by the Cure Parties to all such Assigned Contracts for which the Cure Amounts with respect to such Assigned Contracts were not paid on the Closing Date pursuant to clause (c) of this Section 2.01 (the aggregate amount specified in this clause (d) being referred to as the

“Post-Closing Cure Reserve Amount”) by wire transfer of immediately available funds to a commercial bank account (the “Cure Payment Escrow Account”) with the Escrow Agent under the Escrow Agreement.

Section 2.02. Escrow Accounts. (a) Buyer and the Company have engaged the Escrow Agent to hold and distribute (in accordance with this Agreement and the Escrow Agreement) (i) the Deposit and (ii) the Post-Closing Cure Reserve Amount.

(b) The Post-Closing Cure Reserve Amount will be held by the Escrow Agent in the Cure Payment Escrow Account as a source of payment of Cure Amounts owed by any Seller Corporation, and no portion of the Post-Closing Cure Reserve Amount shall be released by the Escrow Agent to a Cure Party or any Seller Corporation except as Buyer (or an Affiliate of Buyer) may instruct from time to time in accordance with the terms and conditions set forth in the Escrow Agreement.

Section 2.03. Foreign Implementing Agreements. At or prior to the Closing, the Seller Corporations will execute and deliver to Buyer all Foreign Implementing Agreements required to transfer and vest good and valid title to the Purchased Assets located outside of the United States to Buyer or its designated Affiliates free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances), and to effect the assumption by Buyer or its designated Affiliates of the Assumed Liabilities related to jurisdictions outside the United States.

Section 2.04. Post-Closing Purchase Price Adjustment. (a) Within 10 business days after the Closing Date, Buyer shall prepare and deliver to the Company (on behalf of itself and the other Seller Corporations) a statement (the “Statement”) setting forth the actual Net Settlement Amount as of the Closing Date (the “Closing Net Settlement Amount”).

(b) During the 10-business day period following the Company’s receipt of the Statement, the Seller Corporations and their advisors (including their accountants) shall be permitted to review the working papers of Buyer relating to the Statement. The Statement shall become final and binding upon the parties on the 10th business day following delivery thereof, unless the Company (on behalf of itself and the other Seller Corporations) gives written notice of its disagreement with the Statement (the “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall be signed by each of the Seller Corporations and shall (i) specify in reasonable detail and specificity the nature of any disagreement so asserted and (ii) specify what the Seller Corporations reasonably believe is the correct amount of the Closing Net Settlement Amount based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount. If the Notice of Disagreement is received by Buyer within the aforementioned 10-business day period, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Buyer and the Seller Corporations on the earlier of (i) the date Buyer and the Company (on behalf of itself and the other Seller Corporations) resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by an independent public accounting firm as shall be agreed upon by Buyer and the Company other than PricewaterhouseCoopers and Deloitte & Touche LLP (the “Accounting Firm”). During the 10-business day period following the delivery of the Notice of

Disagreement, Buyer and the Company (on behalf of itself and the other Seller Corporations) shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, Buyer and its advisors (including its accountants) shall have access to the working papers of the Seller Corporations prepared in connection with the Notice of Disagreement. At the end of such 10-business day period, Buyer and the Company (on behalf of itself and the other Seller Corporations) shall submit to the Accounting Firm for resolution any matters that remain in dispute and which were properly included in the Notice of Disagreement, in the form of a written brief. Buyer and the Company (on behalf of itself and the other Seller Corporations) shall jointly instruct the Accounting Firm that it (i) shall review only the matters that were properly included in the Notice of Disagreement and which remain unresolved and (ii) shall to the extent practicable render its decision within 10 business days from the submission of such matters. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.04 shall be shared equally by Buyer and the Seller Corporations. The fees, costs and expenses of Buyer incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of its written brief submitted to the Accounting Firm shall be borne by Buyer, and the fees, costs and expenses of the Seller Corporations incurred in connection with their review of the Statement, their preparation, review and certification of the Notice of Disagreement and their preparation of their written brief submitted to the Accounting Firm shall be borne by the Seller Corporations.

(c) The Closing Date Consideration shall be increased by the amount by which the Closing Net Settlement Amount exceeds the Estimated Net Settlement Amount, and the Closing Date Consideration shall be decreased by the amount by which the Closing Net Settlement Amount is less than the Estimated Net Settlement Amount (the Closing Date Consideration as so increased or decreased shall hereinafter be referred to as the “Final Closing Date Consideration”). If the Closing Date Consideration is less than the Final Closing Date Consideration, Buyer shall, and if the Closing Date Consideration is more than the Final Closing Date Consideration, the Company shall, in either case within five business days after the Statement becomes final and binding on the parties, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the Closing Date through (but not including) the date of payment.

(d) The scope of the disputes to be resolved by the Accounting Firm shall be limited to the matters set forth in the Notice of Disagreement, and the Accounting Firm is not to make any other determination. Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute under this Section 2.04, shall not be admissible in evidence in any suit, action or other proceeding between the parties, other than to the extent necessary to enforce payment obligations under Section 2.04.

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties of the Seller Corporations. Except as set forth in the disclosure schedule (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face) delivered by the Company to Buyer at least three days prior to the execution of this Agreement (the “Company Disclosure Schedule”), each of the Seller Corporations represents and warrants to Buyer as follows:

(a) Organization, Standing and Corporate Power. Each of the Seller Corporations has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its business. Each of the Seller Corporations is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed individually or in the aggregate would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Asset Sale or any of the other transactions contemplated by the Transaction Documents.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and, for each such Subsidiary, its jurisdiction of incorporation or formation and, as of the date hereof, each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens (statutory or otherwise), pledges, assessments, easements, rights of way, charges, defects of title, encumbrances, adverse claims of ownership or use, restrictions on transfer, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries and except as set forth on Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity. No Subsidiary of the Company owns, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c) Authority; Noncontravention. (i) Each Seller Corporation has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by each Seller Corporation and the consummation by each Seller Corporation of the transactions contemplated hereby and thereby has been duly authorized by all necessary corporate action on the part of such Seller Corporation, and no other corporate proceedings on the part of such Seller Corporation is necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Seller Corporations and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto and subject only to Bankruptcy Court approval pursuant to the Sale Order, constitute legal, valid and binding obligations of each of the Seller Corporations, enforceable against each of the Seller Corporations in accordance with their terms. The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the other Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of any of the Seller Corporations under, (x) the organizational documents of any of the Seller Corporations, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement, distribution agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto, a “Contract”), to which any of the Seller Corporations is a party or any of their respective properties or other assets is subject or (z) subject to the entry of the Sale Order, any (A) statute, law, ordinance, rule or regulation applicable to any of the Seller Corporations or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to any of the Seller Corporations or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Except for the Sale Order, no material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to any of the Seller Corporations in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by the Seller Corporations or the consummation of the transactions contemplated hereby or thereby.

(ii) The Board of Directors of each of the Seller Corporations, at meetings duly called and held at which all directors of each of the Seller Corporations were present (or, with respect to any Seller Corporation other than the Company, by unanimous written consent), duly and unanimously adapted resolutions (A) approving the filing of such Seller Corporation’s Bankruptcy Case, (B) approving this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (C) declaring that it is in the best interests of such Seller Corporation that such Seller Corporation file its Bankruptcy Case and enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions set forth in this Agreement and the other Transaction Documents and (D) declaring that the consideration to be exchanged between the parties under this Agreement constitutes fair and adequate consideration and a reasonably equivalent exchange.

(d) Company SEC Documents. (i) As of the date of this Agreement, the Company has filed its 2007 Annual Report on Form 10-K (the “Annual Report”) and all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the United States Securities and Exchange Commission (the “SEC”) required to be filed since January 1, 2008 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K and together with the Annual Report, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder), and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(e) Absence of Certain Changes or Events. Except (i) for the filing of the Bankruptcy Cases, (ii) as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) or (iii) as expressly permitted pursuant to Section 4.01(a) through (q), since March 31, 2008, each Seller Corporation has conducted its business only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from March 31, 2008 until the date hereof there has not been (A) any sale, lease, license, mortgage, sale and leaseback or any other disposal of, or the occurrence of any encumbrance or Lien on, any of the assets of the Company or any of its Subsidiaries or any interests therein (including securitization or factoring arrangements) except for sales of inventory in the ordinary course of business consistent with past practice, (B) any action by the Company or any of its Subsidiaries that is prohibited by Section 4.01(m), other than, solely in the case of clause (ii) of that Section, any such action that is taken in the ordinary course of business and consistent with past practice, (C) any damage, destruction or loss to any material asset of the Company or any of its Subsidiaries, whether or not covered by insurance, (D) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, (E) any revaluation by the Company or any of its Subsidiaries of any of their respective assets or (F) any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property Rights of the Company or any of its Subsidiaries.

(f) Litigation. Except for the Bankruptcy Cases, there is no material Litigation pending or, to the Knowledge of each of the Seller Corporations, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of each of the Seller Corporations, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets.

(g) Contracts. Section 3.01(g) of the Company Disclosure Schedule sets forth a list of all Contracts to which the Company or any of its Subsidiaries is a party or bound or to which any of their respective properties or assets are subject (collectively, the “Company Contracts”). Each Company Contract is in full force and effect and is a valid and binding agreement of the Company or its Subsidiaries and, to the Knowledge of the Company and each other Seller Corporation party to such Company Contract, of each other party thereto, enforceable against the Company or such Subsidiary and, to the Knowledge of the Company and each other Seller Corporation party to such Company Contract, against the other party or parties thereto, in each case, in accordance with its terms. Other than as provided in Section 3.01(g) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under each Company Contract and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the Knowledge of the Company and each other Seller Corporation party to such Company Contract, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. The aggregate amount required to cure all defaults under the Assigned Contracts as of the Closing Date shall not exceed $3,000,000. Each Company Contract with (A) any stockholder of the Company, (B) any other Affiliate of the Company or any of its Subsidiaries or (C) any current or former director, officer or employee, contractor or consultant of any Affiliate of the Company or any of its Subsidiaries (other than employment Contracts and Company Benefit Plans) was entered into in the ordinary course of business, is consistent with past practice and is on an arm’s-length basis.

The Company has delivered to Buyer complete and correct copies of all Company Contracts at least three business days prior to the execution of this Agreement, and no Company Contract has been modified, rescinded or terminated, and no party other than the Company or its Subsidiaries to any Company Contract has failed to renew or requested any amendment to any Company Contract.

(h) Compliance with Laws; Permits. (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and taxes, which are the subjects of Sections 3.01(h)(ii), 3.01(i) and 3.01(j), respectively, and except as set forth in the Filed Company SEC Documents, each of the Company and its Subsidiaries is in compliance in all material respects with all material statutes, laws, ordinances, rules, regulations, judgments, orders, writs, injunctions, stipulations and decrees of any Governmental Entity applicable to it, its properties or other assets or its business or operations (collectively, “Legal Provisions”). Each of the Company and its Subsidiaries has in effect all material approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, “Permits”), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), and the regulations of the Federal Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted. Section 3.01(h) of the Company Disclosure Schedule sets forth a complete and correct list of all Permits and all pending applications thereto obtained by the Company or any of its Subsidiaries. There has occurred no material default under, or violation of, any such Permit.

(ii) Except for those matters disclosed in the Filed Company SEC Documents, (A) each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws and has obtained and complied with all material Permits required under any Environmental Laws to own, lease or operate its properties or other assets and to carry on its business and operations as presently conducted; (B) there have been no Releases or threatened Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would require investigation or clean-up under Environmental Laws; (C) there is no material Litigation pending, or to the Knowledge of each of the Seller Corporations, threatened against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such Litigation; (D) neither the Company nor any of its Subsidiaries is subject to material restrictions on the sale or distribution of its products as a result of any existing, pending or proposed requirement of Environmental Law and such products are not subject to material restrictions regarding post-consumer use handling or recycling; (E) neither the Company nor any of its Subsidiaries has entered into or assumed by contract or operation of law or otherwise, any material Liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws; and (F) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material Litigation or Liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term “Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, Permits, treaties or binding agreements issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or endangered species, the presence, management, Release or threat of Release of, or exposure to, Hazardous Materials (including any requirements related to the sale, labeling or recycling of electronic equipment) or to human health and safety. The term “Hazardous Materials” means (1) metals (including lead, mercury or cadmium), petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances or (2) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(i) Employee Benefits. (i) Section 3.01(i)(i) of the Company Disclosure Schedule sets forth a list of each individual employment, retention, indemnification, severance, change of control and consulting agreement with any Business Employee to which the Company or any of its Subsidiaries is a party and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each severance, retention, employment, consulting, “change of control”, bonus, incentive (equity-based, equity-related or otherwise), deferred compensation, employee loan, welfare benefit, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) (each, a “Commonly Controlled Entity”), or with respect to which the Company, any of its Subsidiaries or any Commonly Controlled Entity has any liability, in each case providing any compensation or benefits to any Business Employee (each such arrangement described in this sentence is referred to herein as a “Company Benefit Plan”). Each Company Benefit Plan or portion thereof that Buyer or any of its Affiliates has explicitly agreed to assume pursuant to this Agreement is referred to herein as an “Assumed Benefit Plan”. The Company has delivered to Buyer true, complete and correct copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, written descriptions thereof), (B) any related trust agreement or funding instrument with respect to any Assumed Benefit Plan, (C) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service (“IRS”) with respect to each Assumed Benefit Plan (if any such report was required by applicable law) and (D) the most recent IRS determination or opinion letter, if applicable, with respect to each Assumed Benefit Plan.

(ii) Section 3.01(i)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all Business Employees, including their respective titles, current compensation, date of birth, work location, whether or not such employee is on leave of absence, and whether or not any such employee was, to the Knowledge of any of the Seller Corporations, formerly an employee of Buyer.

(iii) Each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other applicable laws and the terms of all applicable collective bargaining agreements. The Company has not received written notice of any pending or in progress, and, to the Knowledge of any of the Seller Corporations, there are no threatened (A) investigations by any Governmental Entity, termination proceedings or other claims with respect to an Assumed Benefit Plan (except routine claims for benefits payable under the Assumed Benefit Plans) or (B) Litigation against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan.

(iv) No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan. Neither Buyer nor any of its Subsidiaries will incur any liability (A) under Section 302 of ERISA, Title IV of ERISA, Section 412 of the Code or the Coal Industry Retiree Health Benefit Act of 1992, as amended, or (B) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code (collectively, “COBRA”) or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA, in each case, in connection with any of the transactions contemplated by this Agreement.

(v) Neither Buyer nor any of its Affiliates will incur any unfunded liabilities in relation to any Company Benefit Plan or any employee of the Company or any of its Subsidiaries, and all payments, benefits, contributions and premiums relating to each Assumed Benefit Plan have been timely paid or made in accordance with the terms of such Assumed Benefit Plan and the terms of all applicable laws or have been accrued in accordance with GAAP.

(vi) (A) No Assumed Benefit Plan (1) provides for deferred compensation, (2) provides any welfare benefits (other than on a self-pay basis) following termination of service or employment or (3) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) and (B) no Business Employee (1) is a member of a labor union or any other similar employee organization, (2) is currently receiving any disability benefits, (3) has entered into or is covered by any individual agreement or arrangement with the Company or any of its Subsidiaries, (4) has received any loan from the Company or any of its Subsidiaries that has an outstanding balance, (5) has a right, contingent or otherwise, to receive any guaranteed bonus (including any retention bonus) from the Company or any of its Subsidiaries, (6) has the right to receive any severance or separation pay or benefits from the Company or any of its Subsidiaries, (7) could reasonably be expected to receive any payment or benefit from Buyer or any of its Affiliates that would not be deductible to Buyer or such Affiliates as a result of Section 280G of the Code, (8) is entitled to any tax indemnification or tax gross-up from the Company or any of its Subsidiaries or (9) is, or at any time will become, entitled to any payment, benefit or right, or any increased and/or accelerated payment, benefit or right, as a result of (x) such Business Employee’s termination of employment with, or services to, the Company or any of its Subsidiaries or any successor to the Company or (y) the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(vii) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and are not engaged in any unfair labor practices. There is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the Knowledge of the Seller Corporations, threatened before the National Labor Relations Board or any comparable Governmental Entity.

(j) Taxes. Each Seller Corporation has filed, or has caused to be filed, in a timely manner (within any applicable extension period) all tax returns required to be filed with any taxing authority pursuant to the Code (and any applicable U.S. Treasury regulations) or applicable state, local or foreign tax laws. All such tax returns are true, complete and accurate in all material respects and have been prepared in material compliance with all applicable laws. Each Seller Corporation has timely paid or caused to be paid (or the Company has paid on its behalf) all taxes due and owing (whether or not shown as due on such returns).

As used in this Agreement “tax” means (y) all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts and (z) any liability in respect of amounts described in clause (y) hereof arising by contract, as a successor or under Treasury Regulation Section 1.1502-6 (or any similar provision of law).

(k) Title to Properties and Purchased Assets. (i) Each of the Company and its Subsidiaries has good and valid title to or valid leasehold or sublease interests or other comparable contract rights in or relating to all of the Purchased Assets. At the Closing, all the Purchased Assets shall be free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances).

(ii) The Purchased Assets include all the tangible and intangible assets, property and rights reasonably necessary for the operation of the Company’s and its Subsidiaries’ respective businesses as currently conducted. All of the tangible personal property included in the Purchased Assets is in good working condition, ordinary wear and tear excepted.

(iii) None of the Seller Corporations owns any real property. Each of the Company and its Subsidiaries is in possession of the properties or assets purported to be leased under all its material leases.

(l) Intellectual Property. (i) Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the rights to use, and has the rights to make, use and sell products and services in connection with, all Intellectual Property Rights, in each case free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances). Each Seller Corporation has the legal power to convey the rights granted to it under any license for any Intellectual Property Right taken by such Seller Corporation. None of the Seller Corporations are subject to any contractual, legal or other restriction on the use of any Intellectual Property Rights that are owned by or licensed to the Company or any of its Subsidiaries.

(ii) Neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, clinical testing, manufacture, use or sale by the Company or any of its Subsidiaries of their respective products (whether or not such products are commercially available or under development) or of their respective Intellectual Property Rights) in any material respect the valid rights of any Person with regard to any Intellectual Property Right. To the Knowledge of each Seller Corporation, no Person or Persons has infringed or are infringing in any material respect the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

(iii) No material claims are pending or, to the Knowledge of each Seller Corporation, threatened with regard to the ownership or licensing by the Company or any of its Subsidiaries of any of their respective Intellectual Property Rights.

(iv) Section 3.01(l)(iv) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations (if any) and copyright registrations (if any), that, in each case, are owned by or licensed to the Company or any of its Subsidiaries. All patents and patent applications required to be listed in Section 3.01(l)(iv) of the Company Disclosure Schedule are either (a) owned by, or are subject to an obligation of assignment to, the Company or a Subsidiary of the Company free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances) or (b) licensed to the Company or a Subsidiary of the Company free and clear of all Liabilities (other than the Assumed Liabilities and Permitted Encumbrances). The patent applications listed in Section 3.01(l)(iv) of the Company Disclosure Schedule that are owned by or licensed to the Company or any of its Subsidiaries are pending and have not been abandoned, and have been and continue to be timely prosecuted. All patents, registered trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 3.01(l)(iv) of the Company Disclosure Schedule, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents listed in Section 3.01(l)(iv) of the Company Disclosure Schedule that are owned by or licensed to the Company or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Entity. There are no material ongoing oppositions or cancellations or other proceedings involving any of the trademarks or trademark applications listed in Section 3.01(l)(iv) of the Company Disclosure Schedule and owned by or licensed to the Company or any of its Subsidiaries. There are no material ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any of the patents or patent applications listed in Section 3.01(l)(iv) of the Company Disclosure Schedule and owned by or licensed to the Company or any of its Subsidiaries, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 3.01(l)(iv) of the Company Disclosure Schedule in a material way. Each of the patents and patent applications listed in Section 3.01(l)(iv) of the Company Disclosure Schedule that are owned by or licensed to the Company or any of its Subsidiaries properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 3.01(l)(iv) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has executed (and such inventors named on such patents and applications licensed to the Company or any of its Subsidiaries to the Company’s Knowledge have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or in the case of licensed patents, to the appropriate owners. To the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(v) Section 3.01(l)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other Person (including any obligations of such other Person to make any fixed or contingent payments, including royalty payments).

(vi) The Company and its Subsidiaries and each of their respective Affiliates have used reasonable efforts and taken all commercially necessary steps to maintain their trade secrets in confidence.

(m) Regulatory Compliance. (i) As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder, the Clinical Laboratory Improvement Amendments of 1988 (the “CLIA”) and the regulations of The Centers for Medicare & Medicaid Services (the “CMS”) promulgated thereunder, or similar Legal Provisions in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder, the CLIA and the regulations of the CMS promulgated thereunder, and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, good clinical practices, good laboratory practices, labeling, advertising, record keeping, filing of reports and security. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA, the CMS or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Legal Provision.

(ii) No Medical Device is under consideration for or has been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which any of the Seller Corporations has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the Knowledge of each of the Seller Corporations, any licensee of any Medical Device, nor have any such proceedings been pending at any prior time.

(iii) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been cleared or approved, the Company and its Subsidiaries are in compliance in all material respects with 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 812 or 814, respectively, and similar Legal Provisions and all terms and conditions of such applications. As to each such Medical Device, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Legal Provision and the list described in 21 U.S.C. § 335a(k)(2) or any similar Legal Provision, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807, 42 U.S.C. § 263a and all similar Legal Provisions.

(iv) No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. §§ 360 or 360e or 42 U.S.C. § 263a (or similar Legal Provisions).

(v) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of any Seller Corporation, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the

Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of any of the Seller Corporations, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Legal Provision.

(vi) Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged.

(vii) To the Knowledge of each of the Seller Corporations, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Litigation against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA and the regulations of the FDA promulgated thereunder or similar Legal Provisions, (b) the CLIA and the regulations of the CMS promulgated thereunder, (c) the Social Security Act or regulations of the Office of Inspector General of the Department of Health and Human Services or similar Legal Provisions or (d) applicable Legal Provisions relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state laws pertaining to the Medicare and Medicaid programs, United States federal and state laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state laws pertaining to contracting with the government and similar Legal Provisions.

(n) Insurance. Section 3.01(n) of the Company Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Company or any of its Subsidiaries (or their respective assets or businesses) as of the date hereof, and the Company has heretofore delivered to Buyer a complete and accurate copy of all such policies, including all occurrence-based policies applicable to the Company or any of its Subsidiaries (or their respective assets or businesses) for all periods prior to the Closing Date. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Each of the Company and its Subsidiaries has complied in all material respects with the provisions of each such policy under which it is an insured party. There are no pending or, to the Knowledge of each of the Seller Corporations, threatened material claims under any insurance policy.

(o) Relationships with Customers and Suppliers. Except as set forth in Section 3.01(o) of the Company Disclosure Schedule, as of the date of this Agreement, no customer or supplier of the Company or any of its Subsidiaries has (i) canceled or otherwise terminated, or provided written or, to the Knowledge of the Company, oral notice of its intent, or threatened in writing or, to the Knowledge of the Company, orally, to terminate its relationship with the Company or any of its Subsidiaries, (ii) informed the Company or any of its Subsidiaries or any of their respective employees in writing or, to the Knowledge of the Company, orally that such person intends to materially change any such relationship or (iii) since December 31, 2007, decreased or limited in any material respect, or provided notice of its intent, or threatened, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.

Section 3.02. Representations and Warranties of Buyer. Buyers represents and warrants to each of the Seller Corporations as follows:

(a) Organization, Standing and Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite limited liability company power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each material jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(b) Authority; Noncontravention. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents have been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each of the Seller Corporations and subject to the Sale Order, constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions of this Agreement and the other Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Buyer under (x) the Certificate of Formation or Limited Liability Company Operating Agreement of Buyer, (y) any Contract to which Buyer is a party or any of its properties or other assets is subject, in any way that would prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the payments required to be made pursuant to Article II) or (z) subject to the entry of the Sale Order, any (A) statute, law, ordinance, rule or regulation applicable to Buyer or its properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation, in each case applicable to Buyer or its properties or other assets, and in each case, in any way that would prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the payments required to be made pursuant to Article II). No material consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the other Transaction Documents by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby other than the entry of the Sale Order.

(c) Capital Resources. Buyer has available sufficient funding to enable Buyer to consummate the purchase of the Purchased Assets on the terms set forth in this Agreement and otherwise to perform all of Buyer’s obligations under this Agreement.

(d) Adequate Assurances Regarding Assigned Contracts. Buyer is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts.

ARTICLE IV

Covenants Relating to the Conduct of Business

Section 4.01. Conduct of Business by the Seller Corporations. During the period from the date of this Agreement to the Closing, except as specifically permitted or provided by any other provision of this Agreement or as required by applicable Legal Provisions or order of the Bankruptcy Court, each of the Seller Corporations shall carry on its business in the ordinary course consistent with past practice (including in respect of research and development activities and programs) and in compliance with all applicable Legal Provisions and the terms of the Arbitration Award, as modified by the Interim Agreement, and, to the extent consistent therewith, use all commercially reasonable efforts to (i) preserve intact its current business organizations, keep available the services of its current officers and employees and preserve the relationships with its customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing relationships shall be unimpaired at the Closing and (ii) maintain its properties and assets in their present repair, order and condition, except for ordinary wear and tear. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, each Seller Corporation agrees that, except for the transactions specifically permitted or provided by this Agreement or as required by applicable law, it shall not, without Buyer’s prior written consent:

(a) (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its assets or any interests therein (including securitizations or factoring arrangements), except for sales of inventory in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of property;

(b) (i) incur any Indebtedness, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(c) except as required by law or any judgment, (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent financial statements of the Company filed with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) waive or assign any claims or rights of substantial value, (iii) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (iv) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

(d) enter into any Contract other than Contracts between the Company or any of its Subsidiaries and (i) any customer of the Company or any of its Subsidiaries or (ii) any vendor or supplier of the Company or any of its Subsidiaries, in each case that are made in the ordinary course of business consistent with past practice and do not provide for (A) in the case of each such Contract, aggregate amounts payable by the Company or any of its Subsidiaries over the term of such Contract that exceed $50,000, (B) in the case of all Contracts entered into pursuant to this Section 4.01(d), aggregate amounts payable by the Company and its Subsidiaries over the terms of all such Contracts that exceed $1,000,000 in the aggregate and (C) any non-compete, exclusivity, most favored nation, no-solicitation or no-hire provisions that restrict the Company or any of its Subsidiaries; provided that the Seller Corporation party to each such Contract shall promptly deliver to each counterparty to such Contract a notice of assignment and assumption, including a reasonable estimate calculated in good faith of any Cure Amount payable to such counterparty;

(e) enter into any Contract pursuant to which the Company or any of its Subsidiaries provides or is to provide pharma services;

(f) enter into any Contract relating to research, clinical trial, development, distribution, sale, resale, supply, license, marketing, remarketing, co-promotion, rebranding or manufacturing by third parties of (A) products (including products under development) of the Company or any Subsidiary of the Company, (B) products (including products under development) licensed by the Company or any Subsidiary of the Company or (C) the Intellectual Property Rights of the Company or any Subsidiary of the Company;

(g) enter into any Contract that requires or obligates the Company or any Subsidiary of the Company to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for any Person other than the Company or any Subsidiary of the Company;

(h) modify, amend, assume or terminate any Contract or lease or waive, release or assign any rights or claims thereunder;

(i) enter into any Contract (i) containing any provision dealing with a “change of control” or similar event with respect to any Seller Corporation, (ii) requiring consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the transactions contemplated by this Agreement or the other Transaction Documents or the execution, delivery or effectiveness of this Agreement or the other Transaction Documents or (iii) to the extent (A) execution, delivery or the effectiveness of this Agreement or the other Transaction Documents, (B) compliance by such Seller Corporation with the provisions of this Agreement or any of the other Transaction Documents or (C) consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, right of first refusal, amendment, revocation, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Buyer to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

(j) enter into any Contract containing any restriction (including in order to avoid termination of or loss of a benefit under any such Contract) on the ability of the Company or any of its Affiliates to assign its rights, interests or obligations thereunder to Buyer or any of its Affiliates in connection with or following the consummation of the Asset Sale;

(k) reject any Contract under Section 365 of the Bankruptcy Code;

(l) commence any Litigation or audit other than collection, default or other proceedings in the ordinary course of business;

(m) except as otherwise contemplated by this Agreement or as required to ensure that any Assumed Benefit Plan is not then out of compliance with applicable law, (i) adopt, enter into, terminate or amend (A) any collective bargaining agreement that relates to any Business Employee, (B) any Assumed Benefit Plan or (C) any other agreement with any Business Employee, (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any bonus of any kind or amount whatsoever to, any Business Employee, (iii) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any Business Employee, (iv) take any action to fund or in any other way secure the payment of compensation or benefits to any Business Employee, (v) take any action to accelerate the vesting or payment of any compensation or benefit of any Business Employee or (vi) terminate the employment of any Business Employee;

(n) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods;

(o) adopt or propose any change to, or fail to maintain, the level of insurance coverage afforded the Company and its Subsidiaries under the insurance policies existing as of the date of this Agreement;

(p) engage in any transaction with any officer or director (outside such officer’s or director’s capacity as an officer or director) or other Affiliate of the Company or any of its Subsidiaries outside the ordinary course of business; or

(q) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Section 4.02. Other Actions. No Seller Corporation shall take any action that would, or that would reasonably be expected to, result in any of the conditions to the Asset Sale set forth in Article VI not being satisfied.

Section 4.03. Advice of Changes; Filings. The Company and Buyer shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (or, in the case of the Company, by any Seller Corporation) contained in this Agreement or any of the other Transaction Documents that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure of it (or, in the case of the Company, by any Seller Corporation) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (or, in the case of the Company, by any Seller Corporation) under this Agreement or any of the other Transaction Documents or (iii) any material damage or material loss to any of the Company’s or its Subsidiaries’ properties or assets; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or any of the other Transaction Documents; provided, however, that the failure to provide such notification shall not give rise to a failure of a condition set forth in Section 6.02(b) or 6.03(b) to the extent that (A) the failure of the applicable party to provide such notification was due to such party not having Knowledge of such breach or failure or not having Knowledge that notification of such breach or failure was required under the terms of this Agreement and (B) such breach or failure (and any recurrence thereof) shall have been cured on or prior to the Closing or no longer exists immediately prior to the Closing. The Company and Buyer shall, to the extent permitted by Legal Provisions, promptly provide the other with copies of all filings made by such party (or, in the case of the Company, by any Seller Corporation) with any Governmental Entity in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.04. Certain Tax Matters. The amount equal to the Total Consideration plus the Assumed Liabilities and other relevant items shall be allocated among the Purchased Assets in the manner mutually determined by Buyer and the Company as soon as reasonably practicable following the Closing. Buyer and each Seller Corporation agrees to report the federal, state, local and other tax consequences of the purchase and sale hereunder (including in filing IRS Form 8594) in a manner consistent with such allocation and that it will not take any position inconsistent therewith in connection with any tax return, refund claim, litigation or otherwise, unless and to the extent required to do so by applicable law. Notwithstanding any other provision of this Agreement, this Section 4.04 shall survive the consummation of the transactions contemplated by this Agreement.

Section 4.05. Certain Bankruptcy Matters. (a) The Company shall file with the Bankruptcy Court, within three business days following the execution hereof, a motion seeking (i) the approval of this Agreement and the other Transaction Documents, (ii) the approval of the transactions contemplated hereby and thereby, including (1) the procedures set forth in Exhibit C hereto for the Auction (the “Bidding Procedures”) on an expedited basis, (2) the provisions of this Agreement to be performed by each Seller Corporation prior to the Closing (including the provisions of this Article IV and Article V) and (3) Article VII of this Agreement (including the Break-up Fee and Expense Reimbursement), (iii) the approval of the timely performance by Buyer of its obligations hereunder, (iv) a finding that Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and (v) a finding that Buyer has provided adequate assurance of future performance of the Assigned Contracts (such motion, the “Sale Motion”), in form and substance reasonably satisfactory to Buyer, for approval by the Bankruptcy Court pursuant to the Sale Order. The Company shall attach a true and complete copy of this Agreement (including all schedules and exhibits thereto except for schedules and exhibits that contain information the disclosure of which is prohibited by law) to the Sale Motion, and the Sale Motion shall include a request for entry of the Bidding Procedures Order.

(b) The Company shall file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Bidding Procedures Order and the Sale Order, shall serve all parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and all related rules and shall diligently pursue the issuance of such orders (including by presenting all evidence necessary to support the Sale Motion, responding to objections and discovery requests made by any party in interest and taking all such other actions as may be necessary to obtain the issuance of the Bidding Procedures Order and the Sale Order). The Company shall oppose and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation) of the Bidding Procedures Order or Sale Order that is filed. The Company shall provide Buyer at least three days in advance of filing with the Bankruptcy Court, a draft of any motions, orders, amendments, supplements or other pleadings that any Seller Corporation proposes to file with the Bankruptcy Court seeking approval of this Agreement and the Transaction Documents, including the motions to approve the Bidding Procedures Order and the Sale Order. Each Seller Corporation shall reasonably cooperate with Buyer with respect to all such filings and incorporate any reasonable comments of Buyer and its counsel into such order, amendment, supplement, motion or pleading. The Company shall diligently prosecute expedited approval of the Bidding Procedures Order, including the approval of the Break-up Fee and Expense Reimbursement. Each party hereto shall promptly notify the other party if at any time before the Closing Date such party becomes aware that any information provided to the Bankruptcy Court contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(c) The Seller Corporations shall offer the Purchased Assets for sale in accordance with the bidding procedures reflected in the Bidding Procedures Order and shall solicit qualified bids only in accordance with the terms of the Bidding Procedures (each, a “Qualified Bid”) and only from bidders who comply with all the requirements of the Bidding Procedures Order (each, a “Qualified Bidder”). If one or more Qualified Bids is timely received by the Company, the Company shall conduct the Auction in accordance with the Bidding Procedures. Consummation of the Asset Sale is subject to the determination by the Company that this Agreement is the highest or otherwise best offer from a Qualified Bidder for the Purchased Assets and Assumed Liabilities. For the avoidance of doubt, Buyer is and shall be deemed to be a “Qualified Bidder” and this Agreement is and shall be deemed to be a “Qualified Bid”.

(d) Within five business days after execution of this Agreement, the Company shall file a stipulation and any related motion, each in form and substance satisfactory to Buyer, providing that Buyer has allowed general unsecured claims against the Company, not subject to avoidance, recharacterization, reduction, subordination or other defense, for all purposes in the Bankruptcy Cases in the amount of $2,087,500 in respect of the Trial Instrument Loans (the “Allowed Buyer Claim”). The Company shall serve all parties entitled to notice of such motion and stipulation under applicable provisions of the Bankruptcy Code and all related rules and shall diligently pursue the issuance of a Final Order providing for the allowance of the Allowed Buyer Claim as set forth herein (including by presenting all evidence necessary to support such motion and stipulation, responding to objections and discovery requests made by any party in interest and taking all such other actions as may be necessary to obtain the issuance of such Final Order).

Section 4.06. No Solicitation. (a) From the date hereof to the time when a Prevailing Bidder (as defined in the Bidding Procedures) is selected in accordance with the Bidding Procedures, except for communications between the Seller Corporations and any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”), on the one hand, and the creditors or creditors committee of the Seller Corporations and their respective representatives, on the other hand, which are reasonably required for the proper administration of the Bankruptcy Cases and not inconsistent with the consummation of the transactions contemplated by this Agreement in accordance with its terms, each of the Seller Corporations shall not, nor shall it authorize or permit any of its Affiliates or any of their respective Representatives to, directly or indirectly through another Person, (x) solicit, initiate, assist or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any offer or inquiry from any Person concerning an Alternative Transaction, (y) enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Buyer or any of its Affiliates) regarding, or furnish to any Person (other than Buyer or any of its Affiliates) any information or access to the assets, properties and books and records of the Company and its Subsidiaries, or otherwise knowingly cooperate in any way with, any offer or inquiry from any Person concerning an Alternative Transaction or (z) enter into any agreement with respect to any Alternative Transaction (the foregoing actions described in clauses (x), (y) and (z) above, the “Restricted Solicitation Actions”). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.06(a) by the Company. Other than as required by the Bankruptcy Court, each of the Seller Corporations shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any offer or inquiry from any Person concerning an Alternative Transaction. If during such period any of the Seller Corporations or any of their respective Affiliates (or any Representative acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, such Seller Corporation will promptly advise such Person, by written notice, of this terms of this Section 4.06(a) and the Bidding Procedures and promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy of such notice to Buyer.

(b) Notwithstanding anything to the contrary in clause (a) above, from the time of the issuance of the Bidding Procedures Order to the conclusion of the Auction, each of the Seller Corporations may, and may authorize or permit any of its Affiliates or any of their respective Representatives to, directly or indirectly through another Person, engage in the Restricted Solicitation Actions, subject to the terms and conditions set forth in the Bidding Procedures and in compliance with the terms of Section 4.05(c).

(c) In the event that Buyer is the Prevailing Bidder in accordance with the Bidding Procedures, following Buyer becoming the Prevailing Bidder each Seller Corporation shall not, nor shall it authorize or permit any of its Affiliates or any of their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate, assist or knowingly encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any offer or inquiry from any Person concerning an Alternative Transaction, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Buyer or any of its Affiliates) regarding, or furnish to any Person (other than Buyer or any of its Affiliates) any information or access to the assets, properties and books and records of the Company and its Subsidiaries, or otherwise knowingly cooperate in any way with, any offer or inquiry from any Person concerning an Alternative Transaction or (iii) enter into any agreement with respect to any Alternative Transaction. Immediately following the Company’s selection of Buyer as the Prevailing Bidder, each of the Seller Corporations shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any offer or inquiry from any Person concerning an Alternative Transaction and request the prompt return or destruction of all confidential information previously furnished that is still in the possession of such Person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.06(c) by the Company.

(d) Nothing in this Section 4.06 shall permit the Company to terminate this Agreement except as specifically set forth in Article VII.

ARTICLE V

Additional Covenants

Section 5.01. Access to Information; Confidentiality. Each of the Seller Corporations shall afford to Buyer, and to Buyer’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purposes of (i) investigating the business, assets, Contracts, rights, liabilities and obligations of the Company and its Subsidiaries for any purpose, including so that Buyer may more fully familiarize itself with the Purchased Assets and Assumed Liabilities and assets and properties that may become Purchased Assets and Assumed Liabilities hereunder and (ii) coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Closing or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, personnel and records and the Purchased Assets and, during such period, each Seller Corporation shall furnish promptly to Buyer (w) subject to Section 4.05(b), all pleadings, motions, applications and judicial information, in each case filed by or on behalf of any Seller Corporation with the Bankruptcy Court or provided to any creditors’ committee at the time such document is filed with the Bankruptcy Court or provided to such committee, (x) a copy of each report, schedule and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, (y) a copy of each material correspondence or written communication with any Governmental Entity and (z) all other material information concerning its and its Subsidiaries’ business, properties and personnel as Buyer may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated March 17, 2008, between Buyer and the Company (the “Confidentiality Agreement”), Buyer shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 5.01 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.02. Commercially Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties; provided that neither any Seller Corporation nor Buyer shall be required to make any payment to any such third parties or concede anything of value to obtain such consents (other than the making of payments required to cure all defaults of the Seller Corporations under the Assigned Contracts to the extent required by Section 365 of the Bankruptcy Code). The Company and its Board of

Directors shall (1) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, any of the other Transaction Documents or any of the transactions contemplated by this Agreement or the other Transaction Documents, (2) if any state takeover statute or similar statute becomes applicable to this Agreement, any of the other Transaction Documents or any of the transactions contemplated by this Agreement or the other Transaction Documents, take all action necessary to ensure that the transactions contemplated by this Agreement and the other Transaction Documents may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Documents and otherwise to minimize the effect of such statute or regulation on this Agreement, any of the other Transaction Documents and the transactions contemplated by this Agreement and the other Transaction Documents, (3) use its best efforts to obtain entry by the Bankruptcy Court of the Sale Order and the Bidding Procedures Order, (4) provide timely and proper written notice of the motion seeking entry of the Sale Order to all parties to Assigned Contracts and take all other actions necessary to cause such Assigned Contracts to be assumed by any Seller Corporation and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code. Nothing in this Agreement shall be deemed to require Buyer to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Buyer, the Company or any of their respective Subsidiaries or Affiliates.

(b) The Company shall promptly notify Buyer in the event that any creditor, supplier, contractor, consultant, client or other customer or other Person having a material business relationship with any of the Seller Corporations, after the date of this Agreement, materially changes its business relationship with such Seller Corporation, or notifies any Seller Corporation that it intends to materially change any such relationship with such Seller Corporation (any such Person being referred to as a “Deviating Party”). In such an event, the Company shall use commercially reasonable efforts, in consultation with Buyer, to cause such Deviating Party to reestablish its business relationship with such Seller Corporation in a manner and on terms that are comparable to the historical business relationship between the Deviating Party and such Seller Corporation prior to such material change or, in the event such Deviating Party has provided notice to such Seller Corporation of its intention to materially change its business relationship with such Seller Corporation (but has not yet taken steps to effectuate such change), the Company shall use commercially reasonable efforts, in consultation with Buyer, to obtain from such Deviating Party a withdrawal of such notice and reasonable assurances that it will not materially change its business relationship with such Seller Corporation (either prior to or after the Closing Date).

Section 5.03. Public Announcements. Notwithstanding anything herein to the contrary, no party shall make any press release or public announcement or communication concerning this Agreement or the transactions contemplated herein (including any formal statement or announcement to employees of the Company or its Subsidiaries) without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that a party may make any such release, announcement or communication that is required by any applicable Legal Provision, the order of the Bankruptcy Court or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed; provided further that if any such release, announcement or communication is so required, the disclosing party shall give the non-disclosing party, to the fullest extent permitted by applicable law, prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that the Company shall file this Agreement (including all schedules and exhibits thereto except for schedules and exhibits that contain information the disclosure of which is prohibited by law) with the Bankruptcy Court in connection with obtaining the Bidding Procedures Order and Sale Order.

Section 5.04. Fees and Expenses. Except as provided in Section 7.03 and Section 7.04, all fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Asset Sale is consummated.

Section 5.05. Additional Agreements. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to any Purchased Asset, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.

Section 5.06. Employee Matters. (a) Effective as of 11:59 p.m., New York City time, on the Closing Date, Buyer shall, or shall cause its Affiliates to, make offers of employment to each employee of the Company and its Subsidiaries set forth on Section 5.06(a) of the Company Disclosure Schedule (each such employee, and each other employee that the Company and Buyer agree in writing shall be added to Section 5.06(a) of the Company Disclosure Schedule following the date of this Agreement, a “Business Employee”), provided that such Business Employee is actively employed by the Company or its Subsidiaries as of the Closing. The Business Employees who accept such offer of employment and transfer to Buyer or its Affiliates (such employees, the “Transferred Employees”) shall transfer to Buyer or one of its Affiliates as of 11:59 p.m., New York City time, on the Closing Date (such time, the “Transfer Time”). Buyer shall determine, in its sole discretion, the terms and conditions of employment to be offered to the Business Employees.

(b) With respect to any welfare benefit plans maintained for the benefit of Transferred Employees or their eligible dependents following the Transfer Time, Buyer shall (i) cause there to be waived any pre-existing condition limitations, exclusions and actively-at-work requirements with respect to participation and coverage, to the extent waived or satisfied under the Company Benefit Plans at the Transfer Time, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees or their eligible dependents prior to the Transfer Time in the plan year in which the Transfer Time occurs for purposes of satisfying any applicable deductible or maximum out-of-pocket requirements under any similar welfare benefit plans sponsored or maintained by Buyer or its Affiliates in which such Transferred Employees or their eligible dependents participate following the Transfer Time.

(c) The Company shall be responsible for providing continuation coverage, within the meaning of COBRA, as is required pursuant to COBRA, in respect of any employee of the Company or any of its Subsidiaries or any “qualified beneficiary” (as defined in COBRA) of any such employee who incurs a “qualifying event” at or prior to the Transfer Time. Buyer shall be responsible for providing such continuation coverage as is required under COBRA in respect of any Transferred Employee or any qualified beneficiary of a Transferred Employee, in each case, who incurs a qualifying event following the Transfer Time.

(d) Notwithstanding any other provision of this Agreement to the contrary, from and after the Closing, the Company and its Subsidiaries shall retain all Liabilities with respect to (i) all Company Benefit Plans, except to the extent that any such Company Benefit Plan is an Assumed Benefit Plan, (ii) all employment and employee-benefits related liabilities in connection with any current or former employee of the Company or its Subsidiaries who is not a Transferred Employee and (iii) all employment and employee-benefits related liabilities in connection with any Transferred Employee, except, solely in the case of this clause (iii), to the extent explicitly assumed by Buyer or its Affiliates pursuant to this Agreement, and the Company shall indemnify and hold harmless Buyer and its Affiliates from and against all Liabilities described in the foregoing clauses (i), (ii) and (iii).

(e) From and after the Closing, Buyer shall assume and honor, in accordance with their terms as in effect on the date of this Agreement (or pursuant to such terms as amended following the date of this Agreement with Buyer’s express written consent), each retention agreement listed in Section 5.06(e) of the Company Disclosure Schedule and each other retention agreement that Buyer agrees in writing shall be added to Section 5.06(e) of the Company Disclosure Schedule following the date of this Agreement; provided that, Buyer shall only be responsible for retention agreements with Business Employees who becomes Transferred Employees. Each such retention agreement shall be considered an Assumed Benefit Plan for purposes of this Agreement. For the avoidance of doubt, Buyer shall not be responsible for any other severance, retention, change of control, incentive, bonus or other similar agreements with employees of the Company or its Subsidiaries.

(f) The Company shall be responsible, in accordance with its welfare plans in effect as of the Transfer Time, for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under any Company Benefit Plans that are “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA) at or prior to the Transfer Time, by employees of the Company and its Subsidiaries and their eligible dependents and beneficiaries. Buyer shall be responsible for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred following the Transfer Time by any Transferred Employee (and his or her dependents and beneficiaries) under any welfare benefit plans of Buyer or its Affiliates. For purposes of this Section 5.06(f), a claim shall be deemed to be incurred as follows: (1) life, accidental death and dismemberment, disability and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits and (2) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon commencement of the provision of the related services, materials or supplies.

(g) Effective as of the Closing, Buyer shall have in effect (or shall cause one of its Affiliates to have in effect) a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) that will provide benefits to Transferred Employees participating in the defined contribution plan of the Company that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Company 401(k) Plan”). Each

Transferred Employee participating in the Company 401(k) Plan as of the Transfer Time shall become a participant in the Buyer 401(k) Plan immediately following the Transfer Time. The accounts of Transferred Employees under the Company 401(k) Plan shall be distributable according to the terms of the Company 401(k) Plan. Buyer shall cause the Buyer 401(k) Plan to accept “direct rollovers” (within the meaning of Section 401(a)(31) of the Code) of distributions from the Company 401(k) Plan to Transferred Employees (including direct rollovers of outstanding loans and any promissory notes or other documents evidencing such loans), if such rollovers are elected in accordance with the terms of the Company 401(k) Plan and applicable law by such Transferred Employees, subject to Buyer’s satisfaction that the Company 401(k) Plan is in compliance with all applicable laws, and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code, and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code. In the event any Transferred Employee does not elect to effect such rollover, the Company shall permit such Transferred Employee to retain such Transferred Employee’s account balances in the Company 401(k) Plan. The Company 401(k) Plan shall be considered an Assumed Benefit Plan for purposes of this Agreement solely with respect to account balances rolled over in accordance with this Section 5.06(g).

(h) The Company shall retain, and shall indemnify and hold harmless Buyer and its Affiliates from and against, all liabilities pursuant to the Worker Adjustment and Retraining Notification Act and any similar state or local statute in connection with any actions of the Company or any of its Subsidiaries.

(i) The provisions of this Section 5.06 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Transferred Employees prior to or following the Transfer Time or (ii) confer upon or give to any Person, other than the parties to this Agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies with respect to the matters provided for in this Section 5.06 under or by reason of any provision of this Agreement.

Section 5.07. Corporate Name. Following the Closing, other than as required by any applicable Legal Provision, none of the Seller Corporations, their Affiliates or any of their respective successors or assigns (other than Buyer and its Affiliates) shall (a) register with any Governmental Entity or other organization using the name “Immunicon”, (b) permit any such existing registration to continue in effect or (c) otherwise use in any manner or in any form the name “Immunicon”.

Section 5.08. Kreatech Capital Stock. Following the date hereof, each Seller Corporation shall use commercially reasonable efforts to sell, transfer, assign or otherwise dispose of all of the Kreatech Capital Stock owned by such Seller Corporation in a transaction or series of transactions, in each case designed to maximize the value received in respect of the Kreatech Capital Stock; provided that, in the event any transaction results in the receipt by any Seller Corporation of proceeds in the form of assets other than cash, such transaction shall be subject to the approval of Buyer. Following the receipt of the proceeds from such transaction or transactions, such Seller Corporation shall cause such proceeds to be segregated from the other assets of such Seller

Corporation and its Affiliates and held in trust pending the prompt distribution of 75% of such proceeds to the Buyer or one of its designated Affiliates. Notwithstanding any other provision of this Agreement, this Section 5.08 shall survive the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

Conditions Precedent

Section 6.01. Conditions to Each Party’s Obligation to Effect the Asset Sale. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by law, waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) enjoining, restraining, prohibiting or preventing the consummation of the Asset Sale or otherwise making the consummation of the Asset Sale illegal or (ii) which otherwise has had or would reasonably be expected to have a Material Adverse Effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Buyer from consummating the transactions contemplated herein if Buyer, in its sole and absolute discretion, waives the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this or any other condition to the Closing need be given except to the Seller Corporations, it being the intention of the parties hereto that Buyer shall be entitled to, and is not waiving, the protections of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of the Sale Order being a Final Order.

(c) Assignment and Assumption Agreement. The Assignment and Assumption Agreements pertaining to the Purchased Assets and the Assumed Liabilities shall have been duly executed by and delivered to each of the parties thereto and all conditions to be fulfilled by any Seller Corporation for effecting such assignments and assumptions shall have been met.

Section 6.02. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by law, waiver by Buyer on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Seller Corporation contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of each Seller Corporation contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. Buyer shall have received a certificate signed on behalf of each Seller Corporation by the chief executive officer and the chief financial officer of such Seller Corporation to such effect.

(b) Performance of Obligations of the Seller Corporations. Each Seller Corporation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of each Seller Corporation by the chief executive officer and the chief financial officer of such Seller Corporation to such effect.

(c) No Litigation. There shall not be pending or threatened any Litigation that could reasonably be expected to result in any Restraint having any of the effects set forth in Section 6.01(a).

(d) Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in (i) a prohibition of or material limitation on the acquisition, ownership or operation by Buyer or any of its Affiliates of any of the Purchased Assets, or a requirement that Buyer or any of its Affiliates divest or hold separate any of the Purchased Assets or any of the assets of Buyer or any of its Affiliates, in each case as a result of the transactions contemplated by this Agreement, (ii) a prohibition preventing Buyer or any of its Affiliates from effectively controlling in any material respect any of the Purchased Assets or (iii) a Material Adverse Effect shall be in effect.

(e) Consents. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that each Seller Corporation shall have obtained all consents, approvals, authorizations, qualifications, waivers, orders and approvals of all Governmental Entities or third parties required in connection with this Agreement and for the consummation of the transactions contemplated by this Agreement (including consents to assignment of all Assigned Contracts); provided that no consent of any third party shall be required if, under the Bankruptcy Code and other applicable law, the Assigned Contract may be assigned without obtaining such consent.

(f) Bills of Sale. The Company shall have delivered to Buyer the Bills of Sale with respect to the Purchased Assets, duly executed by each Seller Corporation executing each such Bill of Sale.

(g) Assignments of Intellectual Property Rights. The Company shall have delivered to Buyer (i) duly executed, acknowledged and formalized (as appropriate) assignments of the U.S. trademark registrations and applications and U.S. patents and patent applications included in the purchased Intellectual Property Rights, in a form suitable for recording in the U.S. Patent and Trademark Office, (ii) assignment documents for trademark and patent rights in other jurisdictions as reasonably requested by Buyer, (iii) a general assignment of all patents and patent applications to Buyer, (iv) a general assignment of all trademarks and trademark applications to Buyer or an Affiliate of Buyer as may be specified by Buyer, and (v) general assignments of all other purchased Intellectual Property Rights.

(h) Consulting Agreements. The Company shall have delivered to Buyer duly executed consulting agreements substantially in the form attached hereto as Exhibit F with respect to the employees of the Seller Corporations set forth on Schedule 6.02(h) of the Company Disclosure Schedule.

Section 6.03. Conditions to the Obligations of the Seller Corporations. The obligations of each Seller Corporation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or, to the extent permitted by law, waiver by the Company on behalf of each Seller Corporation on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date. The Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

Section 6.04. Frustration of Closing Conditions. Neither any Seller Corporation nor Buyer may rely on the failure of any condition set forth in Sections 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the transactions contemplated by this Agreement, as required by and subject to Section 5.02.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written consent of the Company (on behalf of itself and the other Seller Corporations) and Buyer;

(b) by either Buyer or the Company (on behalf of itself and the other Seller Corporations), by giving written notice of such termination to the other party, if:

(i) the Closing shall not have occurred on or before October 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under Section 7.01(b)(i) shall not be available to any party whose breach of a representation or warranty in this Agreement or whose action or failure to act has been a principal cause or resulted in the failure of the Closing to occur on or before such date; provided further that, for purposes of this Section 7.01(b)(i), any breach by a Seller Corporation or any action or failure to act by a Seller Corporation shall be deemed to be a breach, action or failure to act, as applicable, by the Company;

(ii) if any Restraint having the effect set forth in Section 6.01(a) shall be in effect under a Final Order; or

(iii) the Bankruptcy Court approves any agreement for a transaction or series of related transactions, other than the transactions to be consummated under this Agreement, pursuant to which all or substantially all of the assets and properties of the Seller Corporations will be acquired (whether pursuant to an asset sale, merger, stock purchase, a chapter 11 plan or otherwise) (an “Alternative Transaction”).

(c) by Buyer, by giving written notice of such termination to the Company, if (i) the Sale Motion has not been filed within three business days following the execution hereof, (ii) the Bidding Procedures Order has not been entered within 25 days after the date hereof, (iii) following entry thereof, the Bidding Procedures Order is stayed, reversed, vacated or otherwise modified, (iv) the Bidding Procedures Order is not a Final Order prior to the date the Auction commences, (v) the Sale Order has not been entered within 60 days after the date hereof or (vi) the Sale Order has not become a Final Order within 11 days after the date on which the Sale Order is entered;

(d) by Buyer if any Seller Corporation shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.02(a) or 6.02(b) and (B) is incapable of being cured by such Seller Corporation by the Outside Date;

(e) by the Company (i) if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.03(a) or 6.03(b) and (B) is incapable of being cured by Buyer by the Outside Date;

(f) by either Buyer or the Company, if (i) any Bankruptcy Case of a Seller Corporation is converted to a case under chapter 7 of the Bankruptcy Code or (ii) there is appointed in any Bankruptcy Case a trustee or examiner with enlarged powers under Section 1106(b) of the Bankruptcy Code; or

(g) by Buyer if a Final Order providing for the allowance of the Allowed Buyer Claim is not issued by the date that is five days before the deadline for Qualified Bidders to submit Qualified Bids pursuant to the Bidding Procedures; provided, however, that the termination right pursuant to this Section 7.01(g) may not be exercised until the date that a Qualified Bid has been received by the Company pursuant to the Bidding Procedures.

Section 7.02. Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 7.01 hereof, this Agreement shall thereafter become void and have no effect, without any liability or obligation on the part of any party hereto under this Agreement, except for the provisions of Section 5.03, this Section 7.02, Section 7.03, Section 7.04, Section 7.06, Section 7.07 and Article VIII hereof, which provisions shall survive such termination, and except to the extent that such termination results from fraud or the willful and material breach by any Seller Corporation of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03. Break-up Fee and Expense Reimbursement. In consideration of Buyer’s due diligence, good faith negotiations of and entering into this Agreement and the other Transaction Documents, and in recognition of Buyer’s work in (i) establishing a bid standard or minimum for other bidders, (ii) placing estate property in a sales configuration mode attracting other bidders to the Auction and (iii) serving, by its name and its expressed interest, as a catalyst for other bidders, and as reimbursement of Buyer’s expenses incurred in connection with the Asset Sale, subject to Section 7.04, the Company shall pay to Buyer in accordance with Section 7.04:

(a) a break-up fee in the amount of $1,000,000 (the “Break-up Fee”);

(b) an amount not to exceed $300,000 equal to Buyer’s expenses incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated herein and therein, including Buyer’s legal and accounting expenses, due diligence (including travel expenses), all work performed by Buyer to prepare the Purchased Assets and the related servicing for transition to Buyer upon or soon after Closing, the prosecution of Bankruptcy Court approval of the Sale Motion and the Bidding Procedures, Break-up Fee and Expense Reimbursement, entry of the Bidding Procedures Order, participation at and in the Auction, the prosecution of Bankruptcy Court approval of Buyer as a good faith buyer under this Agreement and the Asset Sale and the entry of the Sale Order (the “Expense Reimbursement”); and

(c) the Break-up Fee and Expense Reimbursement and any obligations of the Seller Corporations hereunder or under the Bidding Procedures Order shall constitute administrative expenses of the kind specified in Section 503(b)(1) of the Bankruptcy Code.

Section 7.04. Conditions for Payment of Break-up Fee and Expense Reimbursement. The Company shall become obligated to pay Buyer the Break-up Fee and Expense Reimbursement in the event that this Agreement is terminated pursuant to Section 7.01(b)(iii).

Section 7.05. Credit Bid. Buyer shall have the right to include as a credit, as part of any overbid it submits at the Auction, the amount of the Break-up Fee and the maximum amount of the Expense Reimbursement.

Section 7.06. Payment of Break-up Fee and Expense Reimbursement. (a) Any Break-up Fee and Expense Reimbursement payable pursuant to this Agreement shall be allowed and paid, without any further Bankruptcy Court approval or order, as an administrative priority of the Company and the other Seller Corporations under Section 503(b)(1) of the Bankruptcy Code on the date that an Alternative Transaction is consummated by any Seller Corporation.

(b) Buyer’s right to the Break-up Fee and Expense Reimbursement shall be the sole and exclusive remedy of Buyer in the event that this Agreement is terminated pursuant to Section 7.01(b)(iii). Notwithstanding anything to the contrary set forth in this Agreement or any of the other Transaction Documents, this Section 7.06(b) shall not be deemed or construed to limit any rights or remedies, at law or in equity, Buyer may have against the Company and the other Seller Corporations or any of their Affiliates, principals, shareholders or Representatives in connection with any violation or breach of (whether actual or anticipatory), or default under, this Agreement or any of the other Transaction Documents.

Section 7.07. Payment of Deposit. (a) The Deposit Property shall be paid to the Company (on behalf of itself and the other Seller Corporations) in the event that this Agreement is terminated pursuant to Section 7.01(e); provided, however, that if any Seller Corporation consummates an Alternative Transaction within 30 days of the termination of this Agreement pursuant to Section 7.01(e), the Company shall refund Buyer upon the consummation of such Alternative Transaction an amount equal to 50% of the Deposit Property. In the event that this Agreement is terminated pursuant to any other provision of Section 7.01, the Deposit Property shall be refunded to Buyer within three business days after the date of such termination of this Agreement (it being understood and agreed that in such event, neither the Company nor any of the other Seller Corporations shall have any right to contest or object to the refund of the Deposit Property to Buyer, and each of the Seller Corporations waives any and all rights or claims that it may have against Buyer or any of its Affiliates, principals, shareholders or Representatives under this Agreement or any of the other Transaction Documents in respect of any such termination).

(b) The Company’s right to terminate this Agreement pursuant to Section 7.01(e) and receive the payment of the Deposit Property (on behalf of itself and the other Seller Corporations) pursuant to Section 7.07(a) shall be the sole and exclusive remedy of the Seller Corporations in connection with any violation or breach of (whether actual or anticipatory), or default under, this Agreement or any of the other Transaction Documents by Buyer, and neither the Company nor any of the other Seller Corporations shall be entitled to any other rights or remedies, at law or in equity, against Buyer or any of its Affiliates, principals, shareholders or Representatives in connection with any such violation, breach or default by Buyer of this Agreement or any of the other Transaction Documents.

(c) For the avoidance of doubt, if Buyer is not the Prevailing Bidder in the Auction, neither the Company nor any of the other Seller Corporations shall, under any circumstances, be entitled to the Deposit Property, or be entitled to any other rights or remedies, at law or in equity, against Buyer or any of its Affiliates, principals, shareholders or Representatives in connection with any violation or breach of (whether actual or anticipatory), or default under, this Agreement or any of the other Transaction Documents.

(d) The parties agree that (i) the agreements contained in this Section 7.07 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, neither Buyer nor the Seller Corporations would have entered into this Agreement and (iii) the damages resulting from termination of this Agreement in the event the Company terminates this Agreement pursuant to Section 7.01(e) are uncertain and incapable of accurate calculation and the amounts payable pursuant to Section 7.07(a) in the event such termination occurs are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.

Section 7.08. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.09. Extension; Waiver. At any time prior to the Closing, the Company (on behalf of itself and the other Seller Corporations) or Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Any extension or waiver pursuant to this Section 7.09, in any one or more instances, shall not be deemed to be nor construed as an extension or waiver of any other provision in this Agreement or in any document delivered pursuant hereto nor shall such extension or waiver be deemed to be nor construed as an extension or waiver of the same provision or of any other provision in the future.

ARTICLE VIII

Miscellaneous

Section 8.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom such notice or communication is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (providing proof of delivery), or if sent by facsimile or electronic mail, provided that the facsimile or electronic mail is promptly confirmed by telephone confirmation thereof or, in the case of electronic mail, by electronic return receipt providing proof of delivery, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To any of the Seller Corporations:

Immunicon Corporation

3401 Masons Mill Road, Suite 100

Huntingdon Valley, PA 19006

Telephone: (215) 346-8222

Facsimile: (215) 830-0751

Attn: Byron D. Hewett

with a copy to:

Fox Rothschild LLP

2000 Market Street

Philadelphia, PA 19103

Telephone: (215) 299-2000

Facsimile: (215) 299-2150

Email:	svernick@foxrothschild.com
mmenkowitz@foxrothschild.com
Attn:	Scott L. Vernick
Michael G. Menkowitz

to Buyer:

Veridex, LLC

1001 US Route 202

Raritan, NJ 08869

Facsimile: (908) 575-3011

Attn: General Manager

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Telephone: (212) 474-1000

Facsimile: (212) 474-3700

Email:	rlevin@cravath.com
dzoubek@cravath.com
Attn:	Richard Levin
Damien R. Zoubek

Section 8.02. Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or in under common control with, such first person.

“Arbitration Award” means the final award of the arbitrator, issued March 3, 2008, in connection with the Development, License and Supply Agreement, dated as of August 17, 2000, between the Company and Buyer (as assignee of Ortho-Clinical Diagnostics).

“Auction” means the auction of the assets of the Company and its Subsidiaries conducted by the Company in accordance with Section 363 of the Bankruptcy Code and the Bidding Procedures, as may be modified by the Bidding Procedures Order.

“Bidding Procedures Order” means an order of the Bankruptcy Court, in form and substance acceptable to Buyer in its sole and absolute discretion and substantially in the form attached hereto as Exhibit E.

“Closing Cure Liability Amount” means the aggregate amount payable to each Cure Party (i) that has agreed as of the Closing Date as to the amount necessary to be paid to such Cure Party in order to cure all defaults under the Assigned Contract of such Cure Party to the extent required by Section 365 of the Bankruptcy Code or (ii) pursuant to a Final Order of the Bankruptcy Court issued prior to the Closing setting forth the amount required to be paid to such Cure Party in order to cure all defaults under the Assigned Contract of such Cure Party to the extent required by Section 365 of the Bankruptcy Code (each such Cure Party being referred to herein as a “Resolved Cure Party”), which agreed or ordered amount with respect to each such Resolved Cure Party shall be set forth in the Sale Order.

“Closing Date Consideration” means the Total Consideration minus (i) the Post-Closing Cure Reserve Amount minus (ii) the Closing Cure Liability Amount minus (iii) if the Estimated Net Settlement Amount is greater than zero, the Estimated Net Settlement Amount plus (iv) if the Estimated Net Settlement Amount is less than zero, the absolute value of the Estimated Net Settlement Amount minus (v) the Allowed Buyer Claim that is being discharged and released by Buyer as of Closing under Section 8.06.

“Cure Amount” means, with respect to each Contract, the amount necessary to cure all defaults of the Company or its Subsidiaries under such Contract to the extent required by Section 365 of the Bankruptcy Code.

“Cure Party” means the party to an Assigned Contract that files a claim with the Bankruptcy Court for any cure amount under such Assigned Contract.

“Final Order” means an order, ruling, judgment, the operation or effect of a judgment or other decree issued and entered by the Bankruptcy Court or by any state, commonwealth or other federal court or other court of competent jurisdiction which has not been reversed, vacated, stayed, modified or amended and as to which (i) the time to appeal or petition for review, rehearing, certiorari, reargument or retrial has expired and as to which no appeal or petition for review, rehearing, certiorari, reargument or retrial is pending or (ii) any appeal or petition for review, rehearing, certiorari, reargument or retrial has been finally decided and no further appeal or petition for review, rehearing, certiorari, reargument or retrial can be taken or granted.

“Foreign Implementing Agreements” means the various agreements to be executed by Buyer or its designated Affiliates and the Seller Corporations located outside of the United States of America for the purpose of implementing the sale, transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of the Purchased Assets and Assumed Liabilities to Buyer or such designated Affiliates of Buyer, as the case may be, by such Seller Corporations, in each case in form reasonably acceptable to the parties hereto.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person; and (iv) all guarantees by such Person of Indebtedness of others.

“Intellectual Property Rights” means (i) all inventions (whether or not patentable and whether or not reduced to practice), records of inventions, test information, developments, applications, improvements, formulae, concepts, ideas, methods or processes, research property rights, all improvements to any of the foregoing, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, trademark rights, service marks, service mark rights, trade dress, logos, slogans, trade names, trade name rights, corporate names, Internet domain names and subdomains (including all website content associated therewith), and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential information (including all ideas, concepts, research and development, know-how, composition information and embodiments, manufacturing and production processes, techniques and information, technical and business data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software, firmware and applications (including source code, executable code, data, databases, programming and notes and documents and other related documentation), other than commercial off-the-shelf software, (vii) all advertising and promotional materials, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments of the foregoing in whatever form or medium.

“Interim Agreement” means the agreement between Buyer and the Company, dated as of May 5, 2008, in respect of the Company’s performance of certain pharma services.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such person’s executive officers after making reasonable inquiry of the other executives and managers having primary responsibility for such matter.

“Liability” means any claim (as defined in Section 101(5) of the Bankruptcy Code), indebtedness, Lien, expense, commitment, duties, responsibilities, assessments, penalties, obligation or other liability, whether or not absolute, accrued, matured, contingent, liquidated, known, suspected, fixed or otherwise, and including all costs and expenses related thereto.

“Material Adverse Effect” or “Material Adverse Change” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that (i) is materially adverse to the business, financial condition, properties, assets, liabilities (contingent or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Asset Sale or any of the other transactions contemplated by the Transaction Documents;

“Net Settlement Amount” means an amount equal to (i) the aggregate amount of accounts payable and other obligations owed to Buyer or any of its Affiliates by the Seller Corporations as of the Closing Date (including, for the avoidance of doubt, the Trial Instrument Loan and the Post-Arbitration Royalty Amount), minus (ii) the Trial Instrument Loan and the Post-Arbitration Royalty Amount, plus (iii) the aggregate amount of cash actually received by the Company or any of its Subsidiaries before the Closing Date and not remitted to Buyer or any of its Affiliates in respect of the purchase by any customer of a Trial Instrument that was financed by the Trial Instrument Loan, minus (iv) the aggregate amount of accounts payable and other obligations owed to the Seller Corporations by Buyer or any of its Affiliates as of the Closing Date.

“Pending Contract” means a Contract of a Seller Corporation that has not been designated as an Assigned Contract as of the date of this Agreement but which may be designated by Buyer in its sole and absolute discretion as an Assigned Contract or an Excluded Asset pursuant to Section 1.04.

“Permitted Encumbrances” means Liens included in the Assumed Liabilities.

“Person” means an individual, corporation, partnership, limited liability, joint venture, association, trust, unincorporated organization or other entity.

“Post-Arbitration Royalty Amount” means $397,225 in royalty payments claimed by Buyer to be owed to Buyer by the Company as of the date hereof in connection with testing services provided by the Seller Corporations of life science research for the period from May 2007 through the date of the issuance of the Arbitration Award.

“Product Registrations” means all licenses, permits, certificates and other authorizations and approvals to market any product of the Seller Corporations under the applicable Legal Provisions of any Governmental Entity granted to any of the Seller Corporations or any of their respective Affiliates by, or pending with any, Governmental Entity.

“Registration Information” means copies of the Product Registrations, together with copies of correspondence between any of the Seller Corporations or any of their respective Affiliates and the applicable Governmental Entity, current approved packaging and any other existing files and dossiers, in each case relating to the Product Registrations and/or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying product.

“Resolved Cure Party” shall have the meaning set forth in the definition of “Closing Cure Liability Amount” set forth herein.

“Sale Order” means an order of the Bankruptcy Court, in form and substance acceptable to Buyer in its sole and absolute discretion and substantially in the form attached hereto as Exhibit D.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

“Total Consideration” means the amount equal to the sum of (i) $31,000,000 plus (ii) the Allowed Buyer Claim that is being discharged and released by Buyer as of Closing under Section 8.06.

“Total Cure Amount” means the aggregate amount paid by Buyer on or following the Closing Date to cure all defaults under the Assigned Contracts to the extent required by Section 365 of the Bankruptcy Code.

“Trial Instrument” means the CellTracks AutoPrep System and/or the CellTracks Analyzer II device used by a potential customer of the Company or any of its Subsidiaries.

“Trial Instrument Loan” means $2,087,500 in loans made by Buyer or any of its Affiliates to the Company or any of its Subsidiaries to finance the cost of Trial Instruments.

Term	Defined in Section
Accounting Firm	2.04(b)
Acquired Kreatech Sale Proceeds	1.02(a)(xiv)
Agreement	Preamble
Alternative Transaction	7.01(b)(iii)
Allowed Buyer Claim	4.05(d)
Annual Report	3.01(d)(i)
Asset Sale	1.01(a)
Assigned Contracts	1.02(a)(viii)
Assignment and Assumption Agreements	1.01(c)
Assumed Benefit Plan	3.01(i)(i)
Assumed Inventory Trade Credit	1.03(a)(iii)
Assumed Liabilities	1.03(a)
Bankruptcy Cases	Recitals
Bankruptcy Code	Preamble
Bankruptcy Court	Recitals

Term	Defined in Section
Bidding Procedures	4.05(a)
Bills of Sale	1.01(b)
Break-up Fee	7.03(a)
Business Employee	5.06(a)
Buyer	Preamble
Buyer 401(k) Plan	5.06(g)
CLIA	3.01(m)(i)
Closing	1.05
Closing Date	1.05
Closing Net Settlement Amount	2.04(a)
CMS	3.01(m)(i)
COBRA	3.01(i)(iv)
Code	3.01(i)(i)
Commonly Controlled Entity	3.01(i)(i)
Company	Preamble
Company 401(k) Plan	5.06(g)
Company Benefit Plan	3.01(i)(i)
Company Consolidated Group	3.01(j)(xi)
Company Contracts	3.01(g)
Company Disclosure Schedule	3.01
Confidentiality Agreement	5.01
Contract	3.01(c)(i)
Covered Employee Liabilities	1.03(a)(v)
Cure Payment Escrow Account	2.01
Deposit	2.01
Deposit Property	2.01
Designation Period	1.04(b)
Deviating Party	5.02(b)
Environmental Laws	3.01(h)(ii)
ERISA	3.01(h)(i)
Escrow Agent	2.01
Escrow Agreement	2.01
Estimated Net Settlement Amount	1.01(d)
Excluded Assets	1.02(b)
Excluded Liabilities	1.03(b)
Expense Reimbursement	7.03(b)
FDA	3.01(h)(i)
FDCA	3.01(h)(i)
Filed Company SEC Documents	3.01(e)
Final Closing Date Consideration	2.04(c)
GAAP	3.01(d)(ii)
Governmental Entity	3.01(c)(i)
Hazardous Materials	3.01(h)(ii)
IRS	3.01(i)(i)

Term	Defined in Section
Kreatech Capital Stock	1.02(a)(xiv)
Legal Provisions	3.01(h)(i)
Lien	3.01(b)
Litigation	1.03(b)(vii)
Medical Device	3.01(m)(i)
Nonassigned Contract	1.04(e)
Notice of Disagreement	2.04(b)
Outside Date	7.01(b)(i)
Permit	3.01(h)(i)
Post-Closing Cure Reserve Amount	2.01
Purchased Assets	1.02(a)
Qualified Bid	4.05(c)
Qualified Bidder	4.05(c)
Release	3.01(h)(ii)
Representatives	4.06(a)
Restraints	6.01(a)
Restricted Solicitation Actions	4.06(a)
Sale Motion	4.05(a)
SEC	3.01(d)(i)
Seller Corporations	Recitals
Social Security Act	3.01(m)(v)
Statement	2.04(a)
tax	3.01(j)(xi)
Transferred Benefit Plan Assets	1.02(a)(xiii)
Transaction Documents	1.02(b)(x)
Transfer Time	5.06(a)
Transferred Employees	5.06(a)
Transferred Inventory	1.02(a)(ii)
Transferred Leases	1.02(a)(i)

Section 8.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party, and any assignment without such consent shall be null and void, except that Buyer may without such consent assign any or all of its rights, interests and obligations under this Agreement to one or more of its Affiliates; provided, however, that no such assignment shall relieve Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including any estate representative, successor or assign under a confirmed chapter 11 plan or any chapter 7 trustee). For the avoidance of doubt, nothing in this Section 8.03 shall prohibit the execution and delivery at the Closing by the Seller Corporations of a general assignment of all trademarks to an Affiliate of Buyer.

Section 8.04. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including all Schedules and Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto and their respective successors and assigns any legal or equitable rights or remedies. Any inconsistency or ambiguity between the terms of this Agreement and those of any other Transaction Document, on the one hand, and the Bidding Procedures Order or Sale Order, on the other hand, shall be governed by and construed to give effect to the Bidding Procedures Order or Sale Order, as applicable.

Section 8.05. Confidentiality; Return of Information. (a) Each Seller Corporation shall keep confidential, and use reasonable efforts to cause its Affiliates and each of their respective Affiliates to keep confidential, (i) all information that is known by such Seller Corporation to be confidential information regarding Buyer, any of its Affiliates or any of its or their businesses, products, processes or financings, being provided to it in connection with this Agreement and the transactions contemplated hereby or by the Transaction Documents and (ii) after the Closing, all information relating to the Purchased Assets or the Assumed Liabilities, except (A) as required by any Legal Provision, in which case notice of such disclosure shall be provided to Buyer prior to such disclosure or, if prior disclosure is not permitted by any Legal Provision, promptly following such disclosure or (B) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 8.05. The covenant of each Seller Corporation set forth in the immediately preceding sentence shall terminate three years after the Closing Date.

(b) On the Closing Date, each Seller Corporation shall assign to Buyer its rights under all confidentiality agreements entered into with any Person in connection with the Asset Sale to the extent such rights are assignable and relate to the Purchased Assets or the Assumed Liabilities. Copies of such confidentiality agreements shall be provided to Buyer immediately following the Closing, except to the extent expressly prohibited by the terms of such confidentiality agreements. Promptly following the date hereof, each Seller Corporation shall use reasonable efforts to secure the return or destruction of all information and materials relating to the Purchased Assets and the Assumed Liabilities provided to any Person.

Section 8.06. Release. Other than claims pursuant to or in connection with (a) this Agreement or any of the other Transaction Documents and (b) the Post-Arbitration Royalty Amount, effective as of the Closing, (a) each Seller Corporation (for itself and on behalf of any Person claiming through or under them) hereby fully discharges and releases Buyer and its Affiliates, principals, agents, shareholders and representatives, past, present and future, acting in any of their capacities from any and all Liabilities and any and all claims and causes of action arising prior to the Closing Date, and (b) Buyer (for itself and on behalf of any Person claiming through or under it) hereby fully discharges and releases each Seller Corporation and its respective Affiliates, principals, agents, shareholders and representatives, past, present and future, acting in any of their capacities from any and all Liabilities and any and all claims and causes of action arising prior to the Closing Date, including the Allowed Buyer Claim.

Section 8.07. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE BANKRUPTCY CODE AND, TO THE EXTENT NOT INCONSISTENT WITH THE BANKRUPTCY CODE, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

Section 8.08. Specific Enforcement. Each of the Seller Corporations agrees that irreparable damage would occur and that Buyer would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which it is entitled at law or in equity, subject to the provisions of the immediately following sentence.

Section 8.09. Consent to Jurisdiction. The parties hereto irrevocably elect and consent to the exclusive jurisdiction of the Bankruptcy Court for the adjudication of any matters arising under or in connection with this Agreement over which the Bankruptcy Court has jurisdiction. If the Bankruptcy Court does not have jurisdiction, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

Section 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or other proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Contract that is referred to herein means such Contract or statute as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 8.13. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.14. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding anything to the contrary set forth herein, the provisions hereof for entry of (i) an order of the Bankruptcy Court approving the Bidding Procedures and (ii) an order of the Bankruptcy Court approving the Asset Sale and authorizing each Seller Corporation to perform all its obligations hereunder, are not severable to the extent they are not substantially in the form of the Bidding Procedures Order and the Sale Order, respectively, and acceptable to Buyer in its sole and absolute discretion.

Section 8.15. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Closing.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

IMMUNICON CORPORATION,

By:	/s/ Byron D. Hewett
Name:	Byron D. Hewett
Title:	President

IMMUNIVEST CORPORATION,

By:	/s/ Byron D. Hewett
Name:	Byron D. Hewett
Title:	President

IMMC HOLDINGS, INC.,

By:	/s/ Byron D. Hewett
Name:	Byron D. Hewett
Title:	President

IMMUNICON EUROPE, INC.,

By:	/s/ Byron D. Hewett
Name:	Byron D. Hewett
Title:	President

VERIDEX, LLC

By:	/s/ Robert T. McCormack
Name:	Robert T. McCormack
Title:	Vice President Scientific and Medical Affairs

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